UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

HARTMARX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8501	36-3217140
(Commission File Number)	(IRS Employer Identification No.)

101 North Wacker Drive
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 372-6300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On May 21, 2009 (the “Effective Date”), Hartmarx Corporation (the “Company”), fifty of its wholly-owned United States subsidiaries and Coppley Apparel Group Limited, the Company’s wholly-owned Canadian subsidiary (“Coppley”) (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Agreement”) with Emerisque Brands UK Limited and SKNL North America, B.V. (collectively, the “Purchasers”), and, for certain purposes only, S. Kumars Nationwide Limited (“SKNL Parent”), providing for the sale to Purchasers of substantially all of the Sellers’ assets for a cash purchase price of $70.5 million in cash plus a junior secured note  with a face value of $15 million, subject to adjustment, and including the assumption of certain liabilities.

As part of the Agreement, the parties have agreed to determine a mutually acceptable process to convey the portion of the acquired assets owned by Coppley in a separate Canadian sale process. Such process will be structured to result in a Canadian court-approved sale of the acquired assets of Coppley. The parties have agreed to amend the Agreement within 10 days after the Effective Date to provide for such agreed upon process in order to permit the Agreement (or a derivative agreement thereof) to stand as a stalking horse bid in the Canadian sale process.

The Agreement is subject to approval by the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”), in which the bankruptcy cases of the Company and 50 of its wholly-owned United States subsidiaries under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) are being jointly administered as In re Hartmarx Corporation, et al., Case No. 09-02046 (BWB).

The Purchasers entered into the Agreement as a “stalking horse” bidder, and its purchase of the Sellers’ assets under the Agreement is subject to the Sellers’ solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under supervision of the Bankruptcy Court. The Sellers may terminate the Agreement to pursue an alternative transaction, including a reorganization under the Bankruptcy Code, upon payment to the Purchasers of a break-up fee of $1.65 million and reimbursement of $2 million of the Purchasers’ transaction-related expenses. The closing under the Asset Purchase Agreement is subject to various conditions, including termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Bankruptcy Court approval, the completion of the Canadian sale process described above, and an absence of circumstances constituting a Material Adverse Effect (as defined in the Agreement).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this report.

Item 2.05       Costs Associated with Exit or Disposal Activities.

The disclosure in Item 1.01 of this report is incorporated herein by reference.

Also on May 21, 2009, the Company filed a proposed bid procedures and sale motion (the “Bid Procedures and Sale Motion”) in the Bankruptcy Court seeking authority to sell substantially all of the assets of the Debtors through a court-approved sale process.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with asset dispositions contemplated by the Agreement or the sale process proposed in the Bid Procedures and Sale Motion, both with respect to each major type of cost associated with each of the foregoing and with respect to the total cost of each of the foregoing, or an estimate of the amount or range of amounts that will result in future cash expenditures.

Item 8.01       Other Events.

On May 22, 2009, the Company issued a press release relating to the Bid Procedures and Sale Motion and the Agreement. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated as of May 21, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited

99.1	Press release, dated May 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
Taras R. Proczko
Senior Vice President

Dated: May 28, 2009

EXHIBIT LIST

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated as of May 21, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited

99.1	Press release, dated May 22, 2009